SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 MEDTRONIC, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                 NOTICE OF 1996
                               ANNUAL MEETING AND
                                PROXY STATEMENT


                                Medtronic, Inc.
                            7000 Central Avenue N.E.
                             Minneapolis, MN 55432


                                [LOGO] MEDTRONIC



[LOGO] MEDTRONIC                                    7000 Central Avenue N.E.
                                                    Minneapolis, Minnesota 55432
                                                    Telephone: 612/574-4000

                                July 24, 1996

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held this year on Wednesday, August 28, 1996, at 10:30 a.m. (CDT) at Medtronic's Corporate Center at its Rice Creek facility, 7000 Central Avenue N.E., Minneapolis (Fridley), Minnesota.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Whether you own a few or many shares of stock, it is important that your shares be represented. If you cannot personally attend, we encourage you to make certain that you are represented at the Meeting by signing the accompanying proxy card and promptly returning it in the enclosed envelope.

Sincerely,

/s/ Winston R. Wallin                   /s/ William W. George
Winston R. Wallin                       William W. George
Chairman of the Board                   President and Chief Executive Officer







                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                           WEDNESDAY, AUGUST 28, 1996

To Our Shareholders:

The 1996 Annual Meeting of Shareholders of Medtronic, Inc. will be held Wednesday, August 28, 1996, at the Medtronic, Inc. Corporate Center at its Rice Creek facility, 7000 Central Avenue N.E., Minneapolis (Fridley), Minnesota, at 10:30 a.m. (CDT) for the following purposes:

       1. To set the size of the Board at 12 directors and to elect four Class I directors for three-year terms.

       2. To approve appointment of Price Waterhouse LLP as the Company's independent auditors.

       3. To take action on any other business that may properly be considered at the Meeting or any adjournment thereof.

These items are more fully described in the following pages of the Proxy Statement.

Shareholders of record at the close of business on July 5, 1996 will be entitled to vote at the Meeting and any adjournments of the Meeting.


                                        By Order of the Board of Directors,

                                        /s/ Ronald E. Lund
                                        Ronald E. Lund
                                        Secretary

Approximate Date of Mailing
Proxy Material: July 24, 1996

                           YOUR VOTE IS IMPORTANT.

                 PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD
               AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


[LOGO] MEDTRONIC                        MEDTRONIC, INC.
                                        7000 CENTRAL AVENUE N.E.
                                        MINNEAPOLIS, MINNESOTA 55432



                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                               AUGUST 28, 1996

The Board of Directors of Medtronic, Inc. ("Medtronic" or the "Company") is soliciting the accompanying proxy for the Annual Meeting of Shareholders of Medtronic to be held on August 28, 1996.

A proxy card is enclosed. In order to register your vote, complete, date and sign the proxy card and return it in the envelope provided.

When stock is registered in the name of more than one person, each such person should sign the proxy. If the shareholder is a corporation, the proxy should be signed in its corporate name by an executive or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian, custodian or in any other representative capacity, the signer's full title should be given.

Shareholders are entitled to one vote for each share of Medtronic Common Stock, $.10 par value, they hold of record as of the close of business on July 5, 1996. On that date, 239,509,382 shares of Medtronic Common Stock were outstanding. A quorum (a majority of the outstanding shares) must be represented at the Meeting in person or by proxy to transact business.

Shares represented by a properly executed proxy received by Medtronic prior to the Meeting and not revoked will be voted in accordance with the instructions of the shareholder or, if no instructions are indicated, in accordance with the recommendations of the Board of Directors. A proxy may be revoked at any time before it is exercised by written revocation to the Corporate Secretary of Medtronic or by filing a new written proxy with the Corporate Secretary.

                             ELECTION OF DIRECTORS
DIRECTORS AND NOMINEES

The Board of Directors is divided into three classes. The members of each class are elected to serve three-year terms with the terms of office of each class ending in successive years. Glen D. Nelson, M.D., Jack W. Schuler, Gerald W. Simonson and Richard A. Swalin, Ph.D. are the nominees for election to the Board as Class I directors to serve until the 1999 annual meeting or until their successors are elected and qualified. All of the nominees are currently directors and were elected to the Board of Directors by the shareholders. After 13 years of dedicated Board service, Vernon H. Heath has elected not to stand for re-election. During that time, in addition to active service as a Board member, Mr. Heath chaired the Compensation Committee, the Corporate Governance Committee, the Audit Committee and the Technology and Quality Committee.

Mr. Wallin, the current Chairman of the Board of the Company, will retire from the Board as Chairman and a director on August 28, 1996 in accordance with the Board's policy of mandatory retirement. The Board of Directors has elected Mr. George as Chairman of the Board and Chief Executive Officer effective upon Mr. Wallin's retirement in August. The Board also elected Mr. Collins as President and Chief Operating Officer effective on the same date. In keeping with the Company's Principles of Corporate Governance, the Board has also appointed Mr. Schall, an outside director, as Chair of the Corporate Governance Committee, and in that capacity he will serve as the focal point for issues of concern to non-employee directors. That appointment is also effective August 28. The Corporate Governance Committee and its Nominating Subcommittee are in the process of creating a long-range plan for Board succession and the selection and recruitment of candidates for Board membership. It is the Board's intention to add up to three additional directors through this process in order to return to its former size of 15 members.

All of the nominees standing for re-election have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by the proxy cards may be voted for a substitute designated by the Board, unless an instruction to the contrary is indicated on the proxy card.

THE BOARD RECOMMENDS A VOTE FOR ELECTING THE NOMINEES.

                         DIRECTOR NOMINEES -- CLASS I
                              (TERM ENDING 1999)

[PHOTO]                             Vice Chairman of Medtronic since July 1988
GLEN D. NELSON, M.D., age 59        and Executive Vice President from August
 DIRECTOR SINCE 1980                1986 to July 1988; Chairman and Chief
 Class I Director                   Executive Officer of American MedCenters,
 Term expires 1996                  Inc. (HMO management) from July 1984 to
                                    August 1986; President and Chairman of the
                                    Board of Trustees of Park Nicollet Medical
                                    Center (medical services) from 1975 to 1986;
                                    Surgeon at Park Nicollet Medical Center from
                                    1969 to 1986. Also a director of ReliaStar
                                    Financial Corp., The St. Paul Companies,
                                    Inc., Carlson Holdings, Inc., and
                                    Communications Holdings, Inc.

[PHOTO]                             Chairman of the Board of Stericycle, Inc.
JACK W. SCHULER, age 55             (medical waste treatment and recycling
 DIRECTOR SINCE 1990                business) since 1990; President and Chief
 Class I Director                   Operating Officer of Abbott Laboratories
 Term expires 1996                  (health care products) from January 1987 to
                                    August 1989; a director of that company from April 1985 to August 1989 and Executive Vice
                                    President from January 1985 to January 1987.
                                    Also a director of Somatogen, Inc., Chiron
                                    Corporation and non-employee Chairman of
                                    Ventana Medical Systems, Inc.

[PHOTO]                             Private venture capital investor since
GERALD W. SIMONSON, age 66          June 1978; President and Chief Executive
 DIRECTOR SINCE 1962                Officer of Omnetics Connector Corporation
 Class I Director                   (microminiature connectors) since March
 Term expires 1996                  1991. Also a director of Northwest
                                    Teleproductions, Inc., The Chromaline
                                    Corporation, Winthrop Resources
                                    Corporation and Fairview Hospital and
                                    Healthcare Services.

[PHOTO]                             Professor Emeritus since January 1995, and
RICHARD A. SWALIN, PH.D., age 67    Professor from August 1984 to January 1995,
 DIRECTOR SINCE 1980                Materials Science and Technology Management,
 (and 1973-1977)                    The University of Arizona; consultant in
 Class I Director                   technology management since November 1987;
 Term expires 1996                  President and Chief Executive Officer of
                                    Arizona Technology Development Corp. from
                                    February 1987 to November 1987; Dean of the
                                    College of Engineering and Mines at The
                                    University of Arizona from September 1984 to
                                    July 1987; Vice President of Research and
                                    Development at Allied-Signal Corp. from 1977 to 1984. Also a director of BMC Corp.


                BOARD MEMBERS CONTINUING IN OFFICE -- CLASS II
                              (TERM ENDING 1997)

[PHOTO]                             Medtronic's President and Chief Executive
WILLIAM W. GEORGE, age 53           Officer since May 1991; President and
 DIRECTOR SINCE 1989                Chief Operating Officer from March 1989 to
 Class II Director                  April 1991. Mr. George has been elected
 Term expires 1997                  Chairman of the Board of the Company
                                    effective August 28, 1996. President,
                                    Honeywell Space and Aviation Systems
                                    (products for commercial and military
                                    aviation markets and space and satellite applications), from December 1987 to March
                                    1989; President, Honeywell Industrial
                                    Automation and Control, from May 1987 to
                                    December 1987 and Executive Vice President of that business from January 1983 to May
                                    1987. Also a director of Dayton Hudson
                                    Corporation, Valspar Corporation, Allina
                                    Health System and Imation Corp.;
                                    Chairman-Elect of the Health Industry
                                    Manufacturers Association and Chairman of the Board of Trustees of the Food and Drug
                                    Law Institute.

[PHOTO]                             Dean, College of Medicine, Ohio State
BERNADINE P. HEALY, M.D., age 51    University, since October 1995. Director,
 DIRECTOR SINCE 1993                Section of Health and Science Policy, The
 (and 1987-1991)                    Page Center, The Cleveland Clinic Foundation
 Class II Director                  (nonprofit medical research organization),
 Term expires 1997                  from May 1995 to October 1995; Physician
                                    with The Cleveland Clinic Foundation from
                                    July 1993 to May 1995; Director of the
                                    National Institutes of Health from April
                                    1991 to June 1993; Chairman of the Research
                                    Institute of The Cleveland Clinic Foundation from November 1985 to April 1991; President, the American Heart Association, National
                                    Center, from 1988 to 1989; Deputy Director of Office of Science and Technology Policy,
                                    Executive Office of the United States
                                    President, from 1984 to 1985; Professor of
                                    Medicine, The Johns Hopkins University
                                    School of Medicine, from 1977 to 1984; a trustee of Battelle Memorial Institute, the Hudson Institute and the Brookings
                                    Institution, and a director of National City
                                    Corporation, Somatogen, Inc., Invacare, Inc.
                                    and Karrington Health, Inc.

[PHOTO]                             Consultant. Retired Vice Chairman and Chief
RICHARD L. SCHALL, age 66           Administrative Officer and director of
 DIRECTOR SINCE 1971                Dayton Hudson Corporation as of February
 Class II Director                  1985. Director of Ecolab Inc., First Bank
 Term expires 1997                  System, Inc., CTL Credit, Inc., and Meritex
                                    Inc.; a trustee of Santa Barbara City
                                    College Foundation, and a director of the Santa Barbara Foundation Finance Committee,
                                    SEE International and Las Positas Park
                                    Foundation.


[PHOTO]                             Executive Officer of Allina Health System
GORDON M. SPRENGER, age 59          (health care delivery) since July 1994;
 DIRECTOR SINCE 1991                Chief Executive Officer and director of
 Class II Director                  HealthSpan Health Systems Corporation
 Term expires 1997                  (health care delivery) from September 1992
                                    to July 1994; President and Chief Executive
                                    Officer of LifeSpan, Inc. (health care
                                    delivery) from 1982 to September 1992; Chief
                                    Executive Officer of Abbott-Northwestern
                                    Hospital from 1982 to September 1992;
                                    President of Abbott-Northwestern Hospital from 1982 to 1988. Member of Board of Regents, St. Olaf College. Also a director of The St. Paul Companies, Inc. and Chair of the Board of the American Hospital
                                    Association.


               BOARD MEMBERS CONTINUING IN OFFICE -- CLASS III
                              (TERM ENDING 1998)

[PHOTO]                             Consultant since May 1992. Vice Chairman of
F. CALEB BLODGETT, age 69           General Mills, Inc. (consumer foods and
 DIRECTOR SINCE 1976                restaurants) from January 1981 to May 1992
 Class III Director                 and Chief Financial and Administrative
 Term expires 1998                  Officer of such company from November 1985
                                    to May 1992, when he retired. Also a
                                    director of ReliaStar Financial Corp. and Waldorf Corporation; a member of Allina
                                    Health System Investment Committee and a trustee of Beloit College.

[PHOTO]                             Medtronic's Chief Operating Officer since
ARTHUR D. COLLINS, JR., age 48      January 1994; Executive Vice President of
 DIRECTOR SINCE 1994                the Company and President of Medtronic
 Class III Director                 International from June 1992 to January
 Term expires 1998                  1994. Mr. Collins has been elected
                                    President of the Company effective August
                                    28, 1996. Corporate Vice President of Abbott
                                    Laboratories (health care products) from
                                    October 1989 to May 1992 and Divisional Vice
                                    President of that company from May 1984 to October 1989. Held various management positions both in the U.S. and Europe during his 14 years with Abbott. Also a director of First Bank System, Inc., Tennant Company,
                                    GalaGen Inc., the National Association of
                                    Manufacturers and Fairview Physicians
                                    Associates.

[PHOTO]                             Chairman and Professor of the Department
ANTONIO M. GOTTO, JR., M.D., age 60 of Medicine since 1977 and J. S.
 DIRECTOR SINCE 1992                Abercrombie Chair, Atherosclerosis and
 Class III Director                 Lipoprotein Research, since 1976 at Baylor
 Term expires 1998                  College of Medicine and Methodist
                                    Hospital. Director and principal
                                    investigator, Specialized Center of
                                    Research in Arteriosclerosis, National
                                    Heart, Lung and Blood Institute; and
                                    president, International Atherosclerosis
                                    Society.

[PHOTO]                             Professor, Graduate School of Business,
THOMAS E. HOLLORAN, age 66          University of St. Thomas, St. Paul,
 DIRECTOR SINCE 1960                Minnesota since June 1985; Chairman,
 Class III Director                 Minneapolis-St. Paul Metropolitan Airports
 Term expires 1998                  Commission, from February 1989 to January
                                    1991; Chairman of the Board of Directors and Chief Executive Officer of Inter-Regional
                                    Financial Group, Inc. (holding company for various financial enterprises) from 1976 to June 1985. Also a director of Flexsteel
                                    Industries, Inc., MTS Systems Corp., ADC
                                    Telecommunications Inc., National City Bank of Minneapolis, National City Bancorporation and Meritex, Inc.; chairman and a director of Malt-O-Meal Company; and a director of the Minnesota Center for Corporate
                                    Responsibility and the Bush Foundation.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting is necessary to elect each director nominee. For this purpose, a shareholder voting through a proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the Meeting, and is in effect a negative vote; but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors.

BOARD AND BOARD COMMITTEE MEETINGS
During fiscal 1996, Medtronic's Board of Directors held a total of seven Board meetings. Each director attended 75% or more of the total meetings of the Board of Directors and Board committees on which the director served (held during the period he or she served as a director). The standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance Committee and the Technology and Quality Committee.

AUDIT COMMITTEE. The Audit Committee held three meetings in fiscal 1996. Committee members are Gotto, Schall, Schuler, Sprenger, Swalin (Chair) and Wallin. The committee reviews Medtronic's annual financial statements; makes recommendations regarding Medtronic's independent auditors and scope of auditor services; reviews the adequacy of accounting and audit policies, compliance assurance procedures and internal controls; reviews nonaudit services performed by auditors to maintain auditors' independence; and reports to the Board of Directors on disclosure adequacy and adherence to accounting principles.

COMPENSATION COMMITTEE. The Compensation Committee held three meetings in fiscal 1996. Committee members are Blodgett, Healy, Heath (Chair), Holloran and Simonson. The committee reviews compensation philosophy and major compensation and benefits programs for employees; administers certain stock and benefit plans; and reviews executive officers' compensation.

FINANCE COMMITTEE. The Finance Committee held seven meetings in fiscal 1996. Committee members are Blodgett, Heath, Holloran, Schall, Simonson and Sprenger (Chair). The committee reviews and makes recommendations regarding financial policies and performance objectives as developed by management, including review of Medtronic's annual and long-range operating plans; assists management in evaluation of major acquisitions and divestitures from a financial perspective; reviews changes in capital structure; and reviews banking relationships, insurance coverage on assets, tax strategies and financial performance and related matters pertaining to Medtronic's employee pension and supplemental retirement plans.

CORPORATE GOVERNANCE COMMITTEE. The Corporate Governance Committee held four meetings in fiscal 1996. Committee members are Blodgett, Gotto, Healy, Heath, Holloran, Schall, Schuler, Simonson, Sprenger, Swalin and Wallin (Chair). The committee addresses all matters of corporate governance; evaluates qualifications and candidates for positions on the Board; evaluates the performance of the chief executive officer; reviews major organization changes and senior management performance; and reviews director compensation philosophy. The Corporate Governance Committee maintains a Nominating Subcommittee which considers and recommends to the full Committee criteria for selecting new directors, nominees for Board membership and the positions of CEO, Chairman and Chair of the Corporate Governance Committee, and whether a director should be invited to stand for re-election. The Subcommittee is comprised of the Chair of the Corporate Governance Committee plus one director selected from each class of directors. The current Subcommittee held three meetings in fiscal 1996 and includes Mr. Wallin (Chair), Mr. Blodgett, Dr. Healy and Mr. Heath.

The Corporate Governance Committee will consider nominees for Board membership submitted by shareholders. Nominations by shareholders must be made pursuant to timely notice in writing to the Corporate Secretary at 7000 Central Avenue N.E., Minneapolis, Minnesota 55432. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities. Notice by the shareholder to be timely must be received not less than 50 nor more than 90 days prior to the meeting or, if less than 60 days' disclosure of the meeting date is given, not later than the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of such date is made. The notice shall set forth certain information concerning such shareholder and the nominees, including their names and addresses, their principal occupation or employment, the capital stock of the Company which they beneficially own, such other information as would be required in a proxy statement soliciting proxies for the election of the nominees and the consent of each nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

TECHNOLOGY AND QUALITY COMMITTEE. The Technology and Quality Committee held four meetings in fiscal 1996. Committee members are Gotto (Chair), Healy, Schuler, Swalin and Wallin. The committee reviews policies, practices, processes and quality programs concerning technological and product research; reviews efforts and investments in developing new products and businesses; evaluates Medtronic's technological education and recognition programs; and reviews quality process matters with Medtronic's chief quality officer.

CORPORATE GOVERNANCE
The Board of Directors of the Company has focused on corporate governance for a number of years. Over the past 18 months, the Corporate Governance Committee has made a systematic review of the Board's processes and policies and, as a result of this process, adopted certain Principles of Corporate Governance (the "Principles") as a definitive statement of the elements of governance by which the Board will manage its affairs. The Principles charge the Corporate Governance Committee with establishing processes and procedures to ensure effective and responsive governance of the Company and include a description of the skills/characteristics and the principal duties of the Chair of the Corporate Governance Committee, criteria for evaluation of individual director performance, a description of the duties of the Chairman of the Board, and a Charter of the Board of Directors intended as a tool to assist directors in fulfilling their responsibilities as Board members. The Principles also set forth procedures for evaluating and recommending to the Board any changes in the Principles. The Principles, which are included as Appendix A to this Proxy Statement, will be reviewed periodically and modified as needed on recommendation of the Corporate Governance Committee.

DIRECTOR COMPENSATION
Directors who are not employees of Medtronic receive an annual retainer of $21,000, $1,100 per Board meeting, $750 per Board committee or subcommittee meeting, and reimbursement for reasonable expenses of attending meetings. In addition to these fees, each committee chair receives an annual retainer of $3,000 and the non-executive Chairman of the Board receives an annual retainer of $36,000. If the Chief Executive Officer is the Chairman, no retainer will be paid and instead the Chair of the Corporate Governance Committee will receive an annual retainer of $15,000 in addition to the above director fees.

The 1994 Stock Award Plan contains provisions permitting directors to elect to receive all or part of their annual retainer and chairmanship fees in restricted stock. Restrictions on the stock lapse upon termination as a director due to death, disability, retirement, or a material change in full-time position or responsibilities, or upon termination of service as a director with the consent of the other directors or upon the occurrence of a "change in control" of the Company as described under "Executive Compensation -- Employment and Change in Control Arrangements" below.

Under the Company's 1994 Stock Award Plan, each non-employee director automatically receives an initial stock option grant for Common Stock on the date he or she becomes a director and an additional automatic annual stock option grant on the date of the Annual Meeting of Shareholders. The number of shares subject to the initial stock option is determined by dividing an amount, currently equal to $168,059 and increased each year proportionately with any increase in annual retainer, by the per share closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant. The number of shares subject to the annual stock option grant is determined by a formula based on directors' fees. Each grant includes a related grant of limited stock appreciation rights ("Limited Rights") which are exercisable upon a "change in control" of the Company, as described under "Executive Compensation -- Employment and Change in Control Arrangements" below. The stock options become fully exercisable one year after the date of grant, except that the option granted to a director upon being elected or appointed by the Board will not become exercisable until the director has also been elected to the Board by the shareholders. In addition, the plan provides that non-employee directors who were formerly employees of the Company will receive annual, but not initial, option grants.

In fiscal 1996, each non-employee director received an annual grant for 822 shares with an exercise price of $46.50; therefore, non-employee directors as a group received options for a total of 9,042 shares of the Company's Common Stock, and related limited rights.

Under the Company's retirement plan for directors, each director will receive an annual benefit, equal to the director's annual retainer in effect when leaving the Board, following retirement or other cessation of service as a director of the Company. The annual benefit is payable for a period equal to the years of service as a director up to a maximum of twenty years. No credit is given for years of service as a director while an employee of the Company. Each non-employee director also has group term life insurance in the amount of $100,000 while a member of the Board.

As part of its overall program to promote charitable giving, the Company's Foundation matches gifts by directors to qualified educational institutions up to $4,000 per fiscal year. The Company also has a charitable contribution plan for all directors of the Company. Upon the death of a director with five or more years of service, the Company will contribute a total of $1 million to one or more qualifying charitable institutions recommended by the director and approved by the Compensation Committee. Directors derive no direct financial benefit from this program since all charitable deductions accrue to the Company.

Winston R. Wallin, Chairman of the Board of Directors of the Company and its former chief executive officer, was paid an annual retainer of $36,000 as Chairman of the Board in fiscal 1996. Mr. Wallin's duties include overseeing Board governance activities, strengthening relationships between the Board and management, and consulting with management on business and policy matters. In addition to the payments indicated, certain other non-cash compensation and benefits were made available to Mr. Wallin. Mr. Wallin will retire from the Board on August 28, 1996 in accordance with the Board's mandatory retirement policy and, in recognition of his years of service to the Company, he will be provided with an office and a $20,000 per year stipend for secretarial support for five years after retirement. In addition, the exercise period of Mr. Wallin's existing stock options has been extended through the end of their 10-year terms.

Earl E. Bakken, Founder and Director Emeritus of the Company, retired from the Board in August 1994 but continues to act as a consultant to the Company. He was paid $100,000 for consulting services rendered to the Company during fiscal 1996. Mr. Bakken's duties include representing the Company at major medical conferences, maintaining relationships with key opinion leaders in the cardiovascular field, and conducting speaking engagements including employee meetings and new employee orientation. Mr. Bakken may also attend Board meetings but does not have the right to vote. He also receives support services, reimbursement for expenses and certain non-cash benefits. This arrangement is renewable annually by the Company. Edith W. Martin, Ph.D., who resigned from the Board effective March 1996, received a $10,000 payment representing the balance of her retainer for the 1995/1996 year in addition to the standard compensation arrangements discussed above. From time to time, directors are invited to speak to employees, for which they are reimbursed their out-of-pocket expenses and paid an honorarium which is typically about $5,000.

CERTAIN TRANSACTIONS
Mr. Vernon Heath, a director of the Company, is the sole owner of Rosemount Office Systems, Inc., a manufacturer of open office furniture systems, which sold approximately $313,000 of such systems to the Company's Micro-Rel division in fiscal 1996. Also in fiscal 1996, through a competitive bidding process the Company selected Carlson Wagonlit Travel as its travel agency for Company business. Dr. Glen Nelson, who is Vice Chairman and a director of the Company, is a director of Carlson Holdings, Inc., a family-owned business, which includes Carlson Wagonlit Travel. Members of Dr. Nelson's family are owners and officers of Carlson Holdings, Inc. The Company paid fees totaling approximately $590,000 to Carlson Wagonlit Travel for services in fiscal 1996. Management believes that these transactions were on terms no less favorable to the Company than if made with unaffiliated third parties.

                SHAREHOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS. To the best of Medtronic's knowledge, no shareholder beneficially owned more than 5% of Medtronic's Common Stock as of July 5, 1996.

MANAGEMENT SHAREHOLDINGS. The following table shows the number of shares of Medtronic Common Stock beneficially owned by Medtronic's directors, executive officers identified in the Summary Compensation Table below, and all directors and executive officers as a group as of July 5, 1996.

                                       AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP(1)(2)
F. Caleb Blodgett                              92,902
Arthur D. Collins, Jr.                        236,266
William W. George                             861,141(3)
Antonio M. Gotto, Jr., M.D.                    15,204
Bobby I. Griffin                              222,146
Bernadine P. Healy, M.D.                        9,210
Vernon H. Heath                                46,102(4)
Thomas E. Holloran                             73,718
Glen D. Nelson, M.D.                          599,237
Robert L. Ryan                                 88,877
Richard L. Schall                             113,946
Jack W. Schuler                                32,988
Gerald W. Simonson                             32,652
Gordon M. Sprenger                             17,750
Richard A. Swalin, Ph.D.                       29,642
Winston R. Wallin                             728,667(5)
Directors and executive officers
 as a group (22 persons)(2)                 3,803,998

(1) No director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic's directors and executive officers as a group beneficially own approximately 1.6% of the shares outstanding.

(2) Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days (on or before September 5, 1996) as follows: F.C. Blodgett, 8,422 shares; A.D. Collins, Jr., 154,220 shares; W.W. George, 608,402 shares; A.M. Gotto, Jr., 12,878 shares; B.I. Griffin, 83,895 shares; B.P. Healy, 4,710 shares; V.H. Heath, 28,902 shares; T.E. Holloran, 18,662 shares; G.D. Nelson, 214,055 shares; R.L. Ryan, 80,204 shares; R.L. Schall, 28,902 shares; J.W. Schuler, 8,422 shares; G.W. Simonson; 8,422 shares; G.M. Sprenger, 13,942 shares; R.A. Swalin, 24,702 shares; W.R. Wallin, 178,388 shares; and all directors and executive officers as a group, 1,697,513 shares.

(3) W.W. George disclaims beneficial ownership of 24,172 shares included in the above table, which are held by the George Family Foundation, a charitable trust of which he is one of the trustees.

(4) V.H. Heath disclaims beneficial ownership of 2,000 shares included in the above table, which are held by The Heath Foundation, a charitable trust of which he is the trustee.

(5) W.R. Wallin disclaims beneficial ownership of 6,000 shares included in the above table, which are held by The Wallin Foundation, a charitable trust of which he is one of the trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. To the best of the Company's knowledge, based upon a review of such reports furnished to the Company and written representations that no other reports were required, there were no late filings by the Company's directors or executive officers in fiscal 1996, other than by Dr. Nelson, who inadvertently did not file a timely report of gifts made in January 1995, and Mr. Sprenger, who inadvertently did not file a timely report of a stock purchase in April 1993. All such reports were subsequently filed.

                   REPORT OF THE COMPENSATION COMMITTEE ON
                      FISCAL 1996 EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of the Company's executive officers. The Committee is comprised of five independent outside directors. The Committee generally meets three times a year to review executive compensation policies, design of compensation programs and individual salaries and awards for the executive officers. The purpose of this report is to inform shareholders of the Company's compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 1996.

COMPENSATION PHILOSOPHY
The Company's compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic goals essential for the Company's long-term success and continued growth in shareholder value. The compensation program has been designed to provide a competitive level of total compensation and offers incentive and equity ownership opportunities directly linked to the Company's performance and shareholder return. The Committee believes it is in the best interests of the shareholders to reward executives when the Company's performance goals are achieved and to provide significantly less compensation when these goals are not met. Therefore, a significant portion of executive compensation is comprised of "at risk" performance- and stock-based incentives.

Key objectives of the compensation program are to:

       * Provide a strong, direct link between the Company's short- and long-term financial and strategic goals and executive compensation.

       * Motivate executives to achieve corporate, business unit and geographic operating goals through an emphasis on performance-based compensation.

       * Align the interests of executives with those of the Company's shareholders by providing a significant portion of compensation in Company Common Stock.

       * Provide competitive total compensation in order to attract and retain high caliber key executives critical to the long-term success of the Company.

To maintain a competitive level of total executive compensation, the Committee annually evaluates the compensation packages of certain competitor companies. This group consists of competitors of the Company that derive at least 25% of their revenues from medical devices or equipment. This analysis provides the Committee with competitive data on the mix of compensation elements, the balance of short- and long-term incentives, and overall compensation levels. Differences in company size are adjusted through statistical analysis. Most of the surveyed companies are included in the industry group presented in the performance graph on page 14 of this Proxy Statement. The Committee also uses annual cross-industry compensation data from a survey of more than 300 U.S. manufacturing companies, including many Fortune 1,000 companies and industry competitors. The Committee's goal is to position the target total compensation for executive officers at the median of the marketplace and the actual total compensation in excess of the median when the Company outperforms the target performance goals. In fiscal 1996, due to strong corporate operating performance and stock appreciation, the actual total compensation of executive officers and of the chief executive officer was generally above the median of the above-described peer and cross-industry groups.

EXECUTIVE OFFICER COMPENSATION PROGRAM
The key components of the Company's executive officer compensation program are base salary, annual incentives and long-term incentives. These elements are described below. In determining compensation, the Committee considers all elements of an executive's compensation package.

BASE SALARY. The Committee annually reviews the base salaries of executive officers. In determining appropriate salary levels, the Committee considers individual performance, level of responsibility, scope and complexity of the position, and salary levels for comparable positions at the peer and cross-industry companies referenced above. In addition, in determining the base salary for the chief executive officer, the Committee also considers annual operating performance, strategic planning and succession planning for senior management. Factors considered in determining base salary are not assigned pre-determined relative weights.

Effective fiscal 1996, the compensation committee approved a merit increase of 13.2% For Mr. George. In determining the size of the merit increase, the committee took into consideration the strong operating performance of the company, which significantly exceeded annual financial targets, Mr. George's leadership role in the continuing development and implementation of the company's strategic goals and the compensation levels of the ceo positions in the surveyed companies referenced above.

ANNUAL INCENTIVE AWARDS. The purpose of the Company's annual incentive plan is to provide a direct annual financial incentive to executive officers and key managers who achieve corporate operating, business unit and geographic performance goals established under the Company's annual operating plan.

Executive officers are eligible for target awards under the annual incentive plan ranging from 50% to 65% of base salary, with 65% in the case of the chief executive officer. The size of the target award is determined by the executive officer's position and competitive data for similar positions at the peer and cross-industry companies referenced above. The Company sets aggressive performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceeds targeted levels. The awards can range from 0% to 150% of the target amounts, and a threshold level of performance is required before any payout occurs. For fiscal 1996, corporate operating performance was assessed against a target measure of corporate profit after taxes and after-tax return on net assets, with these measures given respective weights of 60% and 40%. Business unit and geographic financial performance were assessed against target measures of earnings before interest and taxes, revenue, after-tax return on net assets and/or net asset turnover, with these measures assigned respective weights that vary for each participant. In addition, award payouts to participants could be increased by up to 5% depending on either corporate or geographic performance against the Company's long-term strategic revenue growth goal. In fiscal 1996, all executive officers earned annual incentive compensation because their respective performance levels were exceeded.

Mr. George's annual incentive compensation is based solely on the corporate operating performance of the Company. For fiscal 1996, Mr. George earned an award of 150% of the target level because actual corporate profit after taxes and after-tax return on net assets (weighted at 60% and 40%, respectively) exceeded the maximum performance targets. Mr. George's award was increased by an additional 5% because the Company significantly outperformed its long-term strategic goal for revenue growth.

In keeping with the Company's philosophy of encouraging stock ownership by executives, the Company offers a program which allows executives to elect to receive stock options in lieu of some or all of the cash compensation earned under the annual incentive plan. By foregoing cash compensation for stock options, the variable "at risk" component of the executive's compensation package is extended and executives are further motivated to perform to increase shareholder value over the long term. Under the program, the amount of the stock option grant is determined by the Committee based on consideration of a number of factors, including a present value estimate of stock option value, the degree of risk incurred by the executive and the positive economic impact to the Company.

For fiscal 1996, all of the executives named in the Summary Compensation Table below elected to participate in the program. Mr. George elected to forego $200,000 of annual incentive compensation and was granted an option to purchase up to 15,059 shares at an exercise price of $53.125, which was the fair market value of the Company's stock on April 30, 1996.

LONG-TERM INCENTIVE PLANS. Long-term incentives are provided to executive officers primarily through the Company's performance share and stock option programs.

The primary purpose of the performance share program is to motivate executive officers to achieve the long-term performance goals of the Company. These targets are based on the Company's long-term financial goals, with consideration given to an historic analysis of the Company and peer group companies' performance. The target award for each executive officer is also approved by the Committee based on the scope and complexity of the position and competitive compensation data.

The program provides the possibility of earning a payout in Company Common Stock and cash at the end of a three-year performance cycle. As with short-term incentive compensation, a threshold level of performance is required before payout occurs. At the end of each three-year cycle, the award earned can range from 0% to 180% of the initial performance share units awarded. Performance targets are consistent with the Company's long-term financial goals and were measured in fiscal 1996 based on three-year cumulative earnings per share and three-year average after-tax return on net assets, with these two measures given equal weight in determining performance level. The value of the award is determined by the average price of the Company's Common Stock for the last 20 trading days of the performance cycle, up to a maximum of three times the grant price of the performance shares. At least half of the award must be paid in the Company's stock, with the other half paid in cash or Company Common Stock at the discretion of the Committee. The plan is thus aligned with both financial results and shareholder value, as the percentage payout varies with financial performance, and the value of the performance share units varies with the stock price.

For the three-year cycle ended in fiscal 1996, the Company achieved cumulative earnings per share and average after-tax return on net assets significantly in excess of performance targets. Consequently, the payout for this cycle for all executive officers, including Mr. George, was 180% of the target award. Because of the significant appreciation in the Company's stock price during the performance cycle, the value of the award was limited to the maximum share price allowed by the program.

The Company's stock option program provides compensation opportunities that directly link the interests of management and shareholders, and aid in retaining key executive officers. Executive officers are eligible for annual grants of stock options. Guideline levels of options are prepared based on competitive data from the peer and cross-industry companies referenced above. Individual awards are based on the individual's responsibilities and performance, ability to impact financial performance and future potential. These factors are not assigned pre-determined relative weights. All individual stock option grants for executive officers are reviewed and approved by the Committee. Executive officers receive gains from exercised stock options only to the extent that the fair market value of the stock has increased since the date of option grant.

In fiscal 1996, Mr. George was granted an annual stock option to purchase up to 15,704 shares of the Company's Common Stock at an average exercise price of $54.125 per share.

TOTAL COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. George's total compensation for fiscal 1996 was designed so that a significant portion of pay was linked to Company performance. Of his total compensation, 80% was derived from variable annual and long-term incentive elements. This "at risk" portion of compensation was heavily weighted with long-term incentives (approximately 59% of Mr. George's total compensation was derived from stock option and performance share programs). The emphasis on "at risk" and long-term incentives is intended to align Mr. George's compensation with the achievement of long-term growth and performance by the Company.

DEDUCTIBILITY CAP ON EXECUTIVE COMPENSATION
The Internal Revenue Code generally denies the deduction for compensation in excess of $1,000,000 paid to executive officers named in the Proxy Statement, subject to an exception for "performance-based" compensation. Performance-based compensation, as defined in the tax law, is not subject to this limitation on deductibility provided that certain shareholder approval and other requirements are met. The Committee has determined that it will make every effort, consistent with sound executive compensation principles, to ensure that all amounts paid to the executive officers named in the Proxy Statement are deductible by the Company. The Committee expects that all performance-based compensation paid under its 1994 Stock Award Plan and Management Incentive Plan will qualify for deductibility.

CONCLUSION
The executive officer compensation program administered by the Committee provides incentive to attain strong financial performance and an alignment with shareholder interests. The Committee believes that the Company's compensation program focuses the efforts of the Company's executive officers on the continued achievement of growth and profitability for the benefit of the Company's shareholders.

COMPENSATION COMMITTEE:

Vernon H. Heath, Chair                        Thomas E. Holloran
F. Caleb Blodgett                             Gerald W. Simonson
Bernadine P. Healy, M.D.



                     SHAREHOLDER RETURN PERFORMANCE GRAPH

The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Medical Products and Supplies Index over the same period. The graph and table assume the investment of $100 in each of the Company's Common Stock, the S&P 500 Index and the S&P Medical Products and Supplies Index on May 1, 1991 and that all dividends were reinvested.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG MEDTRONIC,
         S&P 500, AND S&P MEDICAL PRODUCTS & SUPPLIES INDUSTRY INDEX


                                    [GRAPH]


MEDTRONIC        $100.00     $118.56     $119.16     $138.42     $275.68     $395.83
S&P 500           100.00      114.05      124.56      131.20      154.05      200.47
S&P MP&S          100.00      110.50       88.15       82.67      128.83      174.08


                            EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended April 30, 1996 awarded to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                            ---------------------------------------
                                                 ANNUAL COMPENSATION                 AWARDS                 PAYOUTS
                                         ---------------------------------  -------------------------       -------
                                                                            RESTRICTED     SECURITIES
                                                               OTHER ANNUAL    STOCK       UNDERLYING         LTIP       ALL OTHER
                               FISCAL    SALARY       BONUS    COMPENSATION   AWARDS      OPTIONS/SARS      PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR      ($)          ($)        ($)(1)      ($)(2)        (#)(3)(4)        ($)(6)        ($)(7)
- - ---------------------           ----    --------    --------     -------      -------        -------       ----------   ------------
William W. George               1996    $600,000    $415,000(3)       --           --         30,763       $1,295,977    $50,712
President and Chief             1995     530,007     303,368(4)       --           --         67,228          894,841     41,911
Executive Officer               1994     479,991     324,282          --           --        128,596(5)       490,677     55,085

Glen D. Nelson, M.D.            1996     440,000           0(3)  $ 5,266           --         43,020          899,231     39,210
Vice Chairman                   1995     409,956           0(4)   24,708           --         65,686          620,896     39,047
                                1994     369,996     208,308      21,111           --         27,952          334,990     31,366

Arthur D. Collins, Jr.          1996     440,000     343,000(3)      787           --         17,195          702,011     38,061
Chief Operating Officer         1995     384,313     228,454(4)    2,212           --         47,616          484,790     29,700
                                1994     335,833     164,699       1,461           --         15,972               --    131,889(8)

Robert L. Ryan                  1996     335,500           0(3)       --           --         26,214          648,177     27,234
Senior Vice President and       1995     316,499           0(4)      391           --         45,040               --     23,146
Chief Financial Officer         1994     300,000     135,120          --           --         26,556               --     94,599(9)

Bobby I. Griffin                1996     325,000           0(3)    1,462           --         26,967          586,484     30,412
Executive Vice President        1995     298,732      40,307(4)    3,974           --         36,324          405,136     24,112
and President, Pacing           1994     271,575     110,585       2,973      $12,480         15,972          230,014     26,305


(1) Amounts payable by the Company in above-market interest under deferred compensation plan.

(2) On June 23, 1993, Mr. Griffin received a restricted stock award for 780 shares in connection with his induction into the Company's honorary technology society. The shares vested 100% on June 22, 1994. Dividend equivalents were paid on the restricted stock held by Mr. Griffin. As of April 30, 1996, Messrs. George, Nelson, Collins, Ryan and Griffin held no restricted stock.

(3) "Bonus" column does not include fiscal 1996 cash bonus payments of $200,000, $418,000, $75,000, $268,400 and $260,000 which Messrs. George,
       Nelson, Collins, Ryan and Griffin, respectively, elected to forgo in order to receive stock options granted in lieu of part or all of their cash bonus compensation under the annual incentive plan. These stock options are included in the "Securities Underlying Option/SARs" column. See "Report of the Compensation Committee on Fiscal 1996 Executive Compensation -- Annual Incentive Awards" and "Option/SAR Grants in Last Fiscal Year," below.

(4) "Bonus" column does not include fiscal 1995 cash bonus payments of $150,000, $323,701, $75,000, $208,256 and $170,000 which Messrs. George,
       Nelson, Collins, Ryan and Griffin, respectively, elected to forgo in order to receive stock options granted in lieu of part or all of their cash bonus compensation under the annual incentive plan. These stock options are included in the "Securities Underlying Option/SARs" column. See "Report of the Compensation Committee on Fiscal 1996 Executive Compensation -- Annual Incentive Awards" and "Option/SAR Grants in Last Fiscal Year," below. That column also includes stock options granted in fiscal 1995 to replace certain discontinued non-qualified supplementary retirement benefits.

(5) Includes stock option to purchase up to 89,728 shares of Common Stock in exchange for terminating existing non-qualified retirement benefit of $100,000 per year for life.

(6) Includes the value of both cash and stock earned in fiscal 1996 under the Company's long-term incentive plan described in "Other Long-Term Incentive Awards" below. The stock for the fiscal 1996 payment was valued at $54.1375 per share, the average fair market value for the last 20 trading days in April 1996.

(7) Amounts in this column for fiscal 1996 include the following: the Company contributed $6,000 under the employee stock ownership plan for each of the named executive officers for fiscal 1996; the Company contributed $9,500 to Messrs. George and Griffin, $9,000 to Messrs. Nelson and Collins, and $6,000 to Mr. Ryan to match employee contributions under the 401(k) supplemental retirement plan; and the Company contributed $35,212, $24,210, $23,061, $15,234 and $14,912 to Messrs. George, Nelson, Collins,
       Ryan and Griffin, respectively, under the non-qualified supplemental benefit plan.

(8) Includes $100,000 employment award for 1994 in connection with his initial hiring.

(9)    Includes $89,550 in relocation expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
The following table sets forth for each of the named executives the stock options granted by the Company in fiscal 1996 and the potential value of these stock options determined pursuant to Securities and Exchange Commission requirements. No stock appreciation rights were granted to the named executives in fiscal 1996.

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                                                                     STOCK PRICE APPRECIATION
                                  INDIVIDUAL GRANTS                                      FOR OPTION TERM
                                  -----------------                                      ---------------
                        NUMBER OF      % OF TOTAL
                       SECURITIES     OPTIONS/SARS    EXERCISE
                       UNDERLYING      GRANTED TO      OR BASE
                      OPTIONS/SARS    EMPLOYEES IN      PRICE     EXPIRATION     0%         5%            10%
NAME                       (#)         FISCAL YEAR     ($/SH)        DATE        ($)      ($)(3)         ($)(3)
- - ----                   -----------     -----------     ------        ----        ---      ------         ------
W. W. George             15,704(1)         2.1%        $54.125     11/30/05      $0     $  535,487     $1,351,467
                         15,059(2)         2.1          53.125     05/01/06       0        504,006      1,272,015

G. D. Nelson, M.D.       11,547(1)         1.6          54.125     11/30/05       0        393,738        993,720
                         31,473(2)         4.3          53.125     05/01/06       0      1,053,362      2,658,485

A. D. Collins, Jr.       11,547(1)         1.6          54.125     11/30/05       0        393,738        993,720
                          5,648(2)         0.8          53.125     05/01/06       0        189,032        477,080

R. L. Ryan                6,005(1)         0.8          54.125     11/30/05       0        204,763        516,783
                         20,209(2)         2.8          53.125     05/01/06       0        676,370      1,707,029

B. I. Griffin             7,390(1)         1.0          54.125     11/30/05       0        251,990        635,974
                         19,577(2)         2.7          53.125     05/01/06       0        655,218      1,653,645


(1) These stock options granted to the named executive officers have an exercise price equal to the fair market value on the date of grant and vest annually in 25% increments.

(2) These stock options were granted in lieu of all or part of the cash compensation earned for fiscal 1996 under the Company's annual incentive plan. Because the executives elected to forego cash compensation to receive the options, which were granted on 5/1/96, the options are 100% vested at grant. See "Report of the Compensation Committee on Fiscal 1996 Executive Compensation -- Annual Incentive Awards."

(3) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES
The following table sets forth for each of the named executive officers the value realized from stock options exercised during fiscal 1996 and the number and value of exercisable and unexercisable stock options and stock appreciation rights held at April 30, 1996.

                                                        NUMBER OF
                                                       SECURITIES
                                                        UNDERLYING               VALUE OF
                                                       UNEXERCISED              UNEXERCISED
                                                       OPTIONS/SARS            IN-THE-MONEY
                                                        AT FISCAL             OPTIONS/SARS AT
                                                       YEAR-END (#)       FISCAL YEAR-END ($)(1)
                                                       ------------       ----------------------
                         SHARES         VALUE
                        ACQUIRED       REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                   ON EXERCISE       ($)          UNEXERCISABLE            UNEXERCISABLE
- - ----                   -----------     --------       -------------            -------------
W. W. George                  0               0      606,124/174,011       $26,140,196/5,212,532
G. D. Nelson, M.D.            0               0       212,745/55,293         6,276,061/1,283,227
A. D. Collins, Jr.            0               0       152,190/54,893         4,905,284/1,221,036
R. L. Ryan                6,600        $271,656        75,761/45,477         1,385,522/1,195,252
B. I. Griffin                 0               0        83,103/32,504           1,914,991/735,915


(1) Value of unexercised in-the-money options is determined by multiplying the difference between the exercise price per share and $53.125, the closing price per share on April 30, 1996, by the number of shares subject to such options. Amounts include stock options granted on 5/1/96 in lieu of cash compensation earned for fiscal 1996 under the Company's annual incentive plan. See "Report of the Compensation Committee on Fiscal 1996 Executive Compensation -- Annual Incentive Awards."

OTHER LONG-TERM INCENTIVE AWARDS
The following table sets forth the number of performance share units granted to each of the named executives in fiscal 1996 under the Company's 1994 Stock Award Plan and the performance-based award formula under such plan.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                                               ESTIMATED FUTURE PAYOUTS
                                                                UNDER NON-STOCK PRICE
                                                                     BASED-PLANS
                        NUMBER OF      PERFORMANCE OR    ----------------------------------
                      SHARES, UNITS     OTHER PERIOD
                         OR OTHER           UNTIL
                          RIGHTS         MATURATION      THRESHOLD      TARGET      MAXIMUM
NAME                       (#)            OR PAYOUT         ($)          ($)          ($)
- - ----                       ---            ---------         ---          ---          ---
W. W. George              8,300        5/1/95- 4/30/98    $88,810      $444,050     $799,290
G. D. Nelson, M.D.        5,478        5/1/95- 4/30/98     58,615       293,073      527,531
A. D. Collins, Jr.        5,478        5/1/95- 4/30/98     58,615       293,073      527,531
R. L. Ryan                3,714        5/1/95- 4/30/98     39,740       198,699      357,658
B. I. Griffin             3,598        5/1/95- 4/30/98     38,499       192,493      346,487


(1) Payout of awards is based on achieving specified levels of designated performance objectives during a three-year performance cycle. Payout can range from 0% to 180% of units granted, with 20% and 180% as the threshold and maximum payouts, respectively. Payout of 100% of the units granted represents the target payout. Awards are payable at least 50% in Common Stock, with the remainder paid in cash or Common Stock at the discretion of the Compensation Committee. The value in dollars is determined when the award is earned based on the average fair market value per share for the last 20 trading days of the performance cycle. For illustrative purposes, the value of estimated future payouts was determined using the closing price of the Common Stock on July 5, 1996 ($53.50 per share). See "Report of the Compensation Committee on Fiscal 1996 Executive Compensation -- Long-Term Incentive Plans" above.

PENSION PLAN
The Company's pension plan is a defined benefit, tax qualified retirement plan covering most U.S. employees and generally provides 40% of the average of the highest five consecutive years of compensation (including certain incentive compensation) in the final ten years of service, offset by a Social Security allowance as published each year by the Internal Revenue Service. The table below illustrates the annual benefits payable to participants who retire at age 65 with the indicated years of service with Medtronic and with the indicated five-year highest average annual compensation. The benefits have been calculated on a 50% joint and survivor annuity basis, before reduction for any amounts that may be available from Medtronic's former Retirement Account Plan. The compensation considered in determining the pensions payable to the below-named executive officers is the compensation shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 15.

    FIVE-YEAR
     AVERAGE                   YEARS OF SERVICE WITH THE COMPANY
     ANNUAL        ---------------------------------------------------------
COMPENSATION(1)       15          20          25          30           35
   ----------      --------    --------    --------    --------     --------
   $  200,000      $ 35,028    $ 46,704    $ 58,380    $ 70,055     $ 74,434
      400,000        70,948      94,597     118,246     141,895      150,764
      600,000       106,868     142,490     178,113     213,735      227,094
      800,000       142,788     190,384     237,980     285,575      303,424
    1,000,000       178,708     238,277     297,846     357,415      379,754
    1,200,000       214,628     286,170     357,713     429,255      456,084
    1,400,000       250,548     334,064     417,580     501,095      532,414


(1) Calculated by considering a participant's compensation levels during the ten-year period immediately preceding retirement. The credited years of service (rounded to the nearest whole year) for the executive officers named in the Summary Compensation Table were as follows at April 30, 1996: W.W. George, 7 years; G.D. Nelson, 10 years; A.D. Collins, Jr., 4 years; R.L. Ryan, 3 years; and B.I. Griffin, 23 years.

Certain limitations on the amount of benefits under the Company's tax qualified retirement plan were imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and Tax Reform Act of 1986 ("TRA"). The Company's non-qualified supplemental benefit plan provides for the restoration of benefits to officers who may be affected by those limitations so that, in general, total benefits will be equal to the level of benefits which would have been payable under the Company's retirement plan and employee stock ownership plan but for the ERISA and TRA limitations. The amounts shown in the pension plan table above include the additional retirement benefits provided under the non-qualified supplemental benefit plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
In fiscal 1996, the members of the Compensation Committee were Heath (Chair), Blodgett, Healy, Holloran, and Simonson. Mr. Holloran served in various capacities as an officer of the Company from 1961 to 1975, including serving as president of the Company from January 1974 to December 1975. Under Section 162(m) of the Internal Revenue Code, Mr. Holloran is considered an outside director until the date of the 1996 Annual Meeting of Shareholders, at which time he will rotate off the Committee.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

CHANGE IN CONTROL ARRANGEMENTS. The executive officers of the Company, including those named in the Summary Compensation Table, have change in control agreements (the "Agreements") with the Company. The Agreements operate only upon the occurrence of a "change in control" as described below. Absent a "change in control" the Agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

Each Agreement provides that for three years after a "change in control" there will be no adverse change in the executive's salary, bonus, opportunity, benefits or location of employment. If during this three-year period the executive's employment is terminated by the Company other than for cause, or if the executive terminates his employment for good reason (as defined in the Agreements, and including compensation reductions, demotions, relocation and excess travel), or voluntarily during the 30-day period following the first anniversary of the "change in control," the executive is entitled to receive an accrued salary and annual incentive payment through the date of termination and, except in the event of death or disability, a lump sum severance payment ("Lump Sum Payment") equal to three times (two times in the event of termination by the executive in the aforementioned 30-day period) the sum of his base salary and annual bonus (and certain insurance and other welfare plan benefits). Further, an additional payment ("gross-up") is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

Generally, and subject to certain exceptions, a "change in control" is deemed to have occurred if: (a) a majority of Medtronic's Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of Medtronic's outstanding voting stock; or (c) Medtronic's shareholders approve a definitive agreement or plan to merge or consolidate Medtronic with another party (other than certain limited types of mergers), exchange shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sell or otherwise dispose of all or substantially all of Medtronic's assets, or liquidate or dissolve Medtronic.

If a "change in control" of the Company occurred mid-fiscal 1997 (November 1, 1996) and resulted in the involuntary termination of the named executives at such time or the termination by such executives for good reason, the Lump Sum Payment to be made under such Agreements to those executive officers named in the Summary Compensation Table above would be approximately as follows: W.W. George, $3,177,900; G.D. Nelson, $2,260,800; A.D. Collins, Jr., $2,260,800; R.L.
Ryan, $1,586,250; and B.I. Griffin, $1,575,000. Such amounts are exclusive of the additional gross-up payment required under each of the Agreements as a result of excise taxes.

In addition, events substantially identical to those described above also constitute a "change in control" under certain of the Company's compensation plans. The effects of a change in control under these plans with respect to the compensation of each of the executive officers named in the Summary Compensation Table are described below.

If a "change in control" of the Company occurs, awards under the Company's Management Incentive Plan will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. If a "change in control" of the Company occurred mid-fiscal 1997 (November 1, 1996), the awards under this plan to be paid to those executive officers named in the Summary Compensation Table above would be approximately as follows: W.W. George, $417,300; G.D. Nelson, $282,600; A.D. Collins, Jr., $282,600; R.L. Ryan,
$176,250; and B.I. Griffin, $175,000.

The Company's stock award plans and agreements thereunder provide that in the event of a "change in control" of the Company, all restrictions under outstanding restricted stock awards shall immediately lapse and the restricted stock period with respect to all such shares shall be deemed to have expired, and performance share awards shall vest immediately in a pro rata amount based on the portion of the performance period elapsed prior to the "change in control" and certain assumptions as to the anticipated performance which would have been achieved during the applicable performance period. If a "change in control" of the Company occurred mid-fiscal 1997 (November 1, 1996) and further assuming for this purpose a market price for the Company's Common Stock at such time of $53.50 (the July 5, 1996 New York Stock Exchange closing price), the awards to be paid to those executive officers named in the Summary Compensation Table above would be approximately as follows for the performance share awards:
W.W. George, $1,626,552; G.D. Nelson, $1,115,027; A.D. Collins, Jr., $1,064,951;
R.L. Ryan, $761,884 and B.I. Griffin, $725,247. None of the named executive officers has outstanding restricted stock awards.

The Company's stock award plans and agreements thereunder also provide for or permit acceleration of the exercisability of outstanding stock options upon the occurrence of certain events (such as certain tender offers or exchange offers for the Company's stock, certain changes in control of the Company, a merger or consolidation of the Company with another entity, or a sale of substantially all of the Company's assets or certain plans therefor) or at the discretion of the Board of Directors.

Limited stock appreciation rights ("Limited Rights") granted under the stock option plans are exercisable, with certain limitations, at any time within the thirty-day period following a "change in control" of Medtronic. Upon exercise of Limited Rights, the holder is entitled to receive an amount in cash for each share with respect to which the Limited Rights are exercised equal to the difference between the option exercise price per share of stock covered by the underlying option and the fair market value per share as of the date of exercise. If Limited Rights are exercised, the underlying option will no longer be exercisable to the extent of the number of shares with respect to which the Limited Rights were exercised.

If a "change in control" occurs, subject to certain limitations, Medtronic's contributions to the employee stock ownership plan for that year will equal the greater of Medtronic's target percentage contribution (currently 2.5% of aggregate covered employee compensation in fiscal 1996) or, if a "change in control" occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the "change in control" and disregarding the effects of the "change in control."

If a "change in control" occurs during a plan year, subject to certain limitations, Medtronic's matching contribution to the 401(k) supplemental retirement plan shall equal the greater of Medtronic's target percentage matching contribution (currently 62.5% of the first 6% of a participant's contribution in fiscal 1996), or if the "change in control" occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the "change in control" and disregarding the effects of the "change in control."

OTHER EMPLOYMENT ARRANGEMENTS. Under the Company's postretirement survivor benefit plan, designated beneficiaries or the estate of each executive officer who retires with the Company (as defined in the Company's tax-qualified employee retirement plans) shall be entitled to receive following the officer's death a lump sum payment equal to the annual salary of such officer in effect at the date of retirement.

                      APPROVAL OF SELECTION OF AUDITORS

Upon recommendation of its Audit Committee, Medtronic's Board has selected Price Waterhouse LLP, certified public accountants, as independent auditors for Medtronic for the fiscal year ending April 30, 1997. That firm has acted as independent auditors for Medtronic for more than 20 years, and the Board considers it highly qualified. Although it is not required to do so, the Board of Directors wishes to submit the selection of Price Waterhouse LLP for shareholders' approval at the Meeting. If the shareholders do not give approval, the Board will reconsider its selection.

Representatives of Price Waterhouse LLP will be present at the Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS
APPOINTMENT.

                                   GENERAL

The costs of soliciting proxies will be borne by Medtronic, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

Medtronic has retained Chase Mellon Shareholder Services, a firm that provides professional proxy soliciting services, to aid in the solicitation of proxies for a fee of $9,500 plus reimbursement for certain out-of-pocket expenses.

Any shareholder proposals for the Company's 1997 Annual Meeting of Shareholders (anticipated date August 27, 1997) must be received by the Company by March 28, 1997 in order to be included in the Company's Proxy Statement. The proposals also must comply with all applicable statutes and regulations.

Medtronic's 1996 Annual Shareholders Report, including financial statements, is being sent to shareholders of record as of July 5, 1996, together with this Proxy Statement.

MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED
TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, INC., 7000 CENTRAL AVENUE N.E., MINNEAPOLIS, MINNESOTA 55432.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

                                        By Order of the Board of Directors,

                                        /s/ Ronald E. Lund, Secretary
                                        Ronald E. Lund, Secretary
                                        MEDTRONIC, INC.


                                                                    APPENDIX A

                               MEDTRONIC, INC.
                      PRINCIPLES OF CORPORATE GOVERNANCE

I.     PURPOSE AND NATURE OF PRINCIPLES

       These principles have been adopted by Board resolution as a definitive statement of the elements of governance by which the Board will manage its affairs.

       These principles replace all previous Board policies on this subject and will be reviewed and modified by the Board as needed on recommendation of the Corporate Governance Committee.

II.    CORPORATE GOVERNANCE COMMITTEE

       This Committee consists of all of the outside directors and is chaired by the Chairman of the Board except at times when the Chairman and CEO are the same. In such case, it will be chaired by the Chair of the Corporate Governance Committee. The Skills/Characteristics and the Principal Duties of the Chair of the Corporate Governance Committee are attached hereto as Exhibits 1 and 2, respectively. The Committee is intended to provide a forum for outside directors to address all issues of Corporate Governance.

       The principal elements of the charter of the Governance Committee shall be to:

       * Adopt, regularly monitor and recommend to the Board any modifications of these principles of Corporate Governance which may be necessary.

       * Recommend to the Board the selection and replacement, if necessary, of the CEO and periodically evaluate the performance of the CEO and of the Board as a whole.

       *      Conclude each Committee meeting with an executive session.

       * Form from its ranks a Nominating Subcommittee consisting of the Chair of the Corporate Governance Committee, plus one member from each class of directors, selected by the Chair of the Corporate Governance Committee, to recommend to the full committee:

              * Criteria for selection of new directors and nominees for vacancies on the Board.

              * Candidates for Board membership and for the positions of CEO, Chairman and Chair of the Corporate Governance Committee.

              * A decision on the tendered resignation of a director for reason of change of employment.

              * To evaluate the performance of any director whose term is expiring and whether such director should be invited to stand for reelection. Attached hereto as Exhibit 3 are the Criteria for Evaluation of Individual Director Performance.

       *      Act on recommendations made by the Nominating Subcommittee.

       * Establish any Special Committee which may be necessary to properly govern ethical, legal or other matters which might arise.

       * Review and approve for all meetings of the Board and all committees an annual calendar recommended by the Chairman and CEO.

       * Review and determine the philosophy underlying directors' compensation and be informed regarding the Compensation Committee's actions in approving executive compensation and the underlying philosophy for it.

       * In carrying out its duties, the Committee and Nominating Subcommittee will consult with and solicit the views of the CEO.

III.   OFFICES OF THE CHAIRMAN AND THE CEO

       The Board does not have a firm policy as to whether the position of the Chairman and the position of the CEO should be separate and intends to preserve the freedom to decide what is in the best interest of the company at any point of time.

       However, the Board does strongly endorse the concept of one of the outside directors being in a position of leadership for the rest of the outside directors. If at any time the CEO and Chairman are the same, the Corporate Governance Committee will elect a Chair of the Corporate Governance Committee from the membership of the Committee.

       The principal duties of the Chairman of the Board are attached as Exhibit 4.

IV.    COMMITTEES -- STRUCTURE AND PROCEDURES

       The standing committees of the Board shall be:

              *      Corporate Governance Committee and its Nominating
                     Subcommittee

              *      Audit Committee

              *      Compensation Committee

              *      Finance Committee

              *      Technology and Quality Committee

       Each committee shall have a charter approved by that committee and by the Committee on Corporate Governance. The Board will adopt a charter, attached as Exhibit 5, to assist directors to understand their responsibilities and the role of the Board.

       Each committee shall be chaired by an outside director who shall serve as chair no longer than three successive years.

       As a general rule, directors shall serve on two committees in addition to the Corporate Governance Committee. Membership on committees shall be rotated to provide all directors experience on all committees; however, this principle of rotation should not deprive the Board of expertise that directors possess.

V.     BOARD COMPOSITION, SELECTION AND TENURE OF DIRECTORS

       Directors who are currently employed by the company shall be deemed "inside" directors; and all others shall be deemed "outside" directors, including former employees of the company.

       Outside directors shall always constitute at least a majority of the Board, and there shall be no more than three inside directors on the Board at any time.

       To more closely align their interests with those of shareholders generally, directors are encouraged to own stock of the company in an amount equal to five times the annual Board retainer fees. Such holdings should be considered long-term investments and be achieved within five years of joining the Board. Trading in the company's stock is discouraged.

       An inside director shall submit his or her resignation from the Board upon termination of his or her active service as an employee.

       A director shall retire from the Board at the annual meeting of shareholders next following his or her attaining the age of 70.

       An outside director shall tender a written offer to resign from the Board after a material change in that director's full-time position or responsibilities.

VI.    BOARD MEETINGS

       At this time six regular meetings are held each year. One meeting is usually an extended meeting focusing on long-range strategies of the company and will normally be held away from Minneapolis, preferably at or near one of the company's facilities. The Corporate Governance Committee shall determine from time to time the appropriate number of meetings.

       Appropriate officers of the company may be invited by the Chief Executive Officer and Chairman of the Board to attend the general session of all Board meetings.

       Prior to a regular Board meeting, with direction from the Chairman of the Board or Chair of the Corporate Governance Committee and the Chief Executive Officer, an agenda for the meeting and any information or material for review will be sent to the directors. Development of the agenda is the responsibility of the Chairman of the Board, in collaboration with the Chair of the Corporate Governance Committee. Directors may request that additional subjects be placed on the agenda.



                               MEDTRONIC, INC.
                                                                         PROXY
                      ANNUAL MEETING -- AUGUST 28, 1996

The undersigned appoints WINSTON R. WALLIN and RONALD E. LUND, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of the undersigned at the 1996 Annual Meeting of Shareholders of Medtronic, Inc. at the Medtronic, Inc. Corporate Center at its Rice Creek facility, 7000 Central Avenue N.E., Minneapolis (Fridley), Minnesota, at 10:30 a.m., Central Daylight Time, on Wednesday, August 28, 1996, and at any adjournment thereof.

The Board of Directors recommends votes FOR:

1. Set board size at twelve members and elect Class I directors for three year terms:

Nominees: GLEN D. NELSON, M.D., JACK W. SCHULER, GERALD W. SIMONSON and
          RICHARD A. SWALIN, PH.D

[ ] FOR all nominees listed above (except those whose names have been written on the line below)

[ ]   WITHHOLD AUTHORITY to vote for all nominees listed above

           (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT
                       NOMINEE'S NAME ON THE LINE BELOW.)

- - --------------------------------------------------------------------------------

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)



2. Approve appointment of Price Waterhouse LLP as independent auditors.
                   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.


                                          Date: __________________________, 1996

                                          ______________________________________

                                          ______________________________________

                                          ______________________________________
                                          PLEASE DATE AND SIGN ABOVE exactly as
                                          name appears, indicating, if
                                          appropriate, official position or
                                          representative capacity. If stock is
                                          held in joint tenancy, each joint
                                          owner should sign.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, MEDTRONIC, INC.




                               MEDTRONIC, INC.
                                                                         PROXY
                      ANNUAL MEETING -- AUGUST 28, 1996

The undersigned appoints WINSTON R. WALLIN and RONALD E. LUND, and each of them, as Proxies, each with the power to appoint his substitute, to represent and vote, as designated below, all shares of the undersigned at the 1996 Annual Meeting of Shareholders of Medtronic, Inc. at the Medtronic, Inc. Corporate Center at its Rice Creek facility, 7000 Central Avenue N.E., Minneapolis (Fridley), Minnesota, at 10:30 a.m., Central Daylight Time, on Wednesday, August 28, 1996, and at any adjournment thereof.

The Board of Directors recommends votes FOR:


1. Set board size at twelve members and elect Class I Directors for three year terms:

Nominees: GLEN D. NELSON, M.D., JACK W. SCHULER, GERALD W. SIMONSON AND
          RICHARD A. SWALIN, PH.D.

[ ] FOR all nominees listed above (except those whose names have been written on the line below)

[ ]   WITHHOLD AUTHORITY to vote for all nominees listed above

             (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE
                     THAT NOMINEE'S NAME ON THE LINE BELOW.)


- - --------------------------------------------------------------------------------


            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

2. Approve appointment of Price Waterhouse LLP as independent auditors.
                        [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                          Benefit Plan Shares
                                                          ESOP Shares
                                                          Restricted Shares
                                                          Registered Shares


                                          Date: __________________________, 1996

                                          ______________________________________

                                          ______________________________________

                                          ______________________________________

PLEASE DATE AND SIGN ABOVE exactly as name appears, indicating, if appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.